EXHIBIT (a)(1)(iv)

                             FORM OF PROMISSORY NOTE
               FOR THE OFFER TO PURCHASE FOR CASH UP TO 25% OF THE
             ISSUED AND OUTSTANDING UNITS OF BENEFICIAL INTEREST OF
                    ACP STRATEGIC OPPORTUNITIES FUND II, LLC

Pursuant to the Repurchase Offer, dated June 30, 2005, of up to twenty-five percent (25%) of its units of beneficial interest ("Interests") in the net assets of the Fund issued and outstanding as of July 31, 2005 (the "Expiration Date"), at a price equal to the respective net asset value of the Interests as of the close of regular trading session of The New York Stock Exchange on the Net Asset Value Determination Date upon the terms and conditions set for in the Repurchase Offer, ACP Strategic Opportunities Fund II, LLC (the "Fund") hereby promises to pay in cash, in the manner set forth below, to the person identified below as the payee (the "Payee") an amount equal to the net asset value of the Interests tendered, determined as of the Net Asset Value Determination Date in accordance with the valuation policy of the Fund, as described in the Fund's Confidential Private Placement Memorandum, Statement of Additional Information and Operating Agreement.

This note entitles the Payee to receive an initial payment, valued in accordance with the Confidential Private Placement Memorandum, Statement of Additional Information and Operating Agreement, in an amount equal to at least 95% of the estimated value of the repurchased Interests, determined as of the Net Asset Value Determination Date. The General Partner, in its sole discretion, may determine to waive the 5% holdback and authorize an Initial Payment of 100% of the estimated value of the repurchased Interest. An Investor that tenders a partial Interest, which is 90% or more of the Investors Interests, and such tender is accepted by the Fund, will be deemed to have liquidated his or her investment, and therefore, will receive an Initial Payment for the tendered Interests determined as of the Net Asset Value Determination Date. The Initial Payment will be made as of the later of (a) within 30 days after the Net Asset Value Determination Date, or (b) if the Fund has requested withdrawals of its capital from any investment funds in order to fund the repurchase of Interests, within 10 business days after the Fund has received at least 95% of the aggregate amount withdrawn by the Fund from such Investment Funds.

The second and final payment (the "Contingent Payment") is expect to be in an amount equal to the excess, if any, of (a) the value of the repurchased Interests, determined as of the Net Asset Value Determination Date and based upon the results of the annual audit of the Fund's financial statements for the year in which the Net Asset Value Determination Date falls, over (b) the Initial Payment. It is anticipated that the annual audit of the Fund's financial statements will be completed within 60 days after the end of the fiscal year of the Fund and that the Contingent Payment will be made promptly after the completion of the audit. This amount will be paid to the Payee via ACH or Check, as per the instructions on the Payee's Letter of Transmittal or as per the settlement instructions of the Payee's Financial Intermediary. Investors whose Interests will be liquidated because they tendered 90% or more of their Interests will receive a Contingent Payment.

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Both the Initial Payment and Contingent Payment hereunder shall be paid in cash, provided, however, that if the Fund's Board of Directors determines that payment of all or a portion of the purchase proceeds by a distribution of portfolio securities is necessary to avoid or mitigate any adverse effect of the Repurchase Offer on the remaining Investors of the Fund, or such other reasons as provided for in the Fund's Confidential Private Placement Memorandum, Statement of Additional Information and Operating Agreement, then such payment shall be made by distributing such portfolio securities, all as more fully described in the Repurchase Offer.

Both the Initial Payment and Balance Due of this note shall be made by check or ACH to the Payee, as per the Payee's instruction on the Letter of Transmittal.

This note may not be pledged, assigned or otherwise transferred by the Payee. This note shall be construed according to and governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

Any capitalized term used herein but not defined herein shall have the meaning ascribed to it in the Repurchase Offer.


Payee: ________________________     ACP Strategic Opportunities Fund II, LLC


                                    By:  ____________________________________